Exhibit 99.1

RRD REPORTS FIRST QUARTER 2020 RESULTS

STRONG FIRST QUARTER START TO 2020 DESPITE COVID-19 IMPACT ON OPERATIONS IN CHINA

PROVIDES UPDATE ON RESPONSE TO COVID-19 PANDEMIC - CONTINUES TO MEET CLIENT COMMITMENTS WHILE TAKING ACTIONS TO PROTECT EMPLOYEES AND PRESERVE FINANCIAL FLEXIBILITY

TOTAL LIQUIDITY IN EXCESS OF $600 MILLION

Chicago, April 28, 2020 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today reported financial results for the first quarter of 2020.

First quarter key messages

•	GAAP net sales decreased 7.4%; non-GAAP organic net sales decreased 1.3%, which included a 2.9 percentage point reduction due to the COVID-19 impact in China
•

GAAP income from operations down $14.5 million due to a non-cash goodwill impairment charge of $20.6 million; non-GAAP adjusted income from operations increased $18.7 million while adjusted operating margin improved 150 basis points

•	GAAP loss per share of $0.18 included a first quarter goodwill impairment charge of $0.29; non-GAAP adjusted earnings per share of $0.33 increased $0.39 from prior year
•	Continued strategic focus to optimize business portfolio – completed sale of Logistics Courier business and exited operations in Chile
•	Operating cash flow improved $50.4 million from prior year; capital expenditures down $19.7 million
•	Proactively increased borrowings on revolving credit facility to preserve financial flexibility; cash on hand was $450.7 million

“2020 started very strong with our best first quarter adjusted income from operations and adjusted earnings per share since the spin in 2016,” said Dan Knotts, RRD President and Chief Executive Officer. “During the quarter, we continued to aggressively drive our strategic priorities to improve our core operating performance and optimize our business portfolio, and the impact of those actions is reflected in our results. We also improved our debt profile by executing a series of transactions to extend our mid-term debt maturities and reduce our near-term debt maturities amidst a challenging capital markets environment. Looking ahead, we remain steadfast in our commitment to protect the health and safety of our teams around the world as we navigate these uncertain times. We are highly focused on the execution of our strategic initiatives and are taking decisive actions to mitigate the challenges created by this global pandemic.”

Financial highlights

The following tables provide an overview of RRD’s financial performance:

	1st Quarter Results
	Q1 2020	Q1 2019	% Change
Net sales	$1.41 billion	$1.52 billion	(7.4%)
Income from operations	$8.8 million	$23.3 million	(62.2%)
Diluted loss per share	$(0.18)	$(0.12)	(50.0%)

Adjusted income from operations - non-GAAP (1)	$55.1 million	$36.4 million	51.4%
Adjusted diluted earnings (loss) per share - non-GAAP (1)	$0.33	$(0.06)	650.0%
(1)

Refer to "Use of Non-GAAP Information" for additional information on the usage and presentation of non-GAAP financial measures, and refer to the schedules for reconciliations to the most directly comparable GAAP financial measures.

Net sales in the quarter were $1.41 billion, down $112.4 million or 7.4% from the first quarter of 2019. The decrease includes an $87.7 million impact from dispositions in the Business Services segment, primarily the GDS business, and a $6.6 million reduction due to changes in foreign exchange rates.

On an organic basis, consolidated net sales declined 1.3%. The decline included an estimated reduction of approximately 2.9 percentage points due to the pandemic’s impact on sales in China where all operations were closed for approximately one month in the quarter and then gradually increased production. The Business Services segment was down 12.2% on a GAAP basis and 4.9% organically due primarily to declines in Commercial Print and Packaging products, both of which were negatively impacted by the China business disruption. The negative impact of COVID-19 was partially offset by growth in the Marketing Solutions segment, which grew 13.4% on a GAAP and non-GAAP organic basis from the first quarter of 2019 driven primarily by higher volumes in Direct Marketing which included sales from the 2020 Census project.

Income from operations was $8.8 million in the first quarter compared to income from operations of $23.3 million in the first quarter of 2019. The first quarter of 2020 included a non-cash charge of $20.6 million to recognize the impairment of goodwill in the logistics reporting unit. Although the Logistics reporting unit reported increases in both net sales and income from operations in the first quarter of 2020, future projections were reduced to reflect lower demand in the near term due to the COVID-19 pandemic. In addition, results in the first quarter of 2020 also included net restructuring and other charges of $11.3 million, a loss of $8.3 million from the disposition of the Logistics Courier business and ongoing investigation costs. Prior year GAAP results included net restructuring and other charges of $17.1 million and a gain on bankruptcy of a Brazil subsidiary of $4.6 million.

Non-GAAP adjusted income from operations of $55.1 million increased $18.7 million from the prior year period driven by a $21.4 million reduction in adjusted SG&A expense. First quarter 2020 adjusted income from operations benefited from productivity improvements, including those from closing its operations in Chile on February 28th, as well as volume from the 2020 Census project and lower incentive compensation expense. The current quarter’s results also reflected lower volume in China due to the impact of COVID-19 as well as unfavorable price.

Loss per share attributable to common stockholders was $0.18 in the first quarter of 2020 compared to a loss per share of $0.12 in the first quarter of 2019. The first quarter of 2020 included a $0.29 loss per share for the non-deductible goodwill impairment charge and a $0.10 loss per share on the sale of the Logistics Courier business. The first quarter of 2019 included a $0.07 gain on the bankruptcy liquidation of RRD Brazil.

Non-GAAP adjusted earnings per share attributable to common stockholders of $0.33 in the first quarter of 2020 increased from a loss per share of $0.06 in the first quarter of 2019 primarily driven by higher adjusted income from operations, lower interest expense and a significantly lower effective tax rate. The effective tax rate in 2020 includes a benefit of $0.10 per share due to a change in the federal tax law as part of the CARES Act, which increases the deductibility of interest expense in 2019 and 2020.

Other highlights and information

Cash used in operating activities of $79.6 million in the first quarter of 2020 improved $50.4 million versus the prior year period amount. The significant improvement is primarily due to improvements in working capital and lower tax and interest payments versus the prior year. Capital expenditures in the first quarter of 2020 were $17.7 million versus $37.4 million in the prior year period.

As of March 31, 2020, cash on hand was $450.7 million and total debt outstanding was $2.17 billion. Availability under the credit facility was $192.9 million at March 31, 2020. During the first quarter, RRD increased its cash balances through borrowings under the revolving credit facility as a proactive measure in response to COVID-19 and entered into a series of debt transactions to preserve financial flexibility.

The Company previously announced in March a series of privately negotiated transactions with its largest senior note holder, which proactively addressed a significant portion of its mid-term senior note maturities. As part of these transactions, the Company repurchased in March nearly $27 million of senior notes due in 2022 and 2024 at a discount using a draw from its revolving credit facility. In addition, the Company agreed to exchange $277 million of senior notes due in 2023, 2024 and 2029 (collectively “Old Senior Notes”) for $297 million of new 8.5% senior unsecured notes due in April 2029 (“New Senior Notes”). As of March 31, 2020, $50 million of the Old Senior Notes had been exchanged for $54 million of New Senior Notes. The balance of the exchange was completed in early April.

The Company also opportunistically repurchased $51 million of senior notes and debentures due in 2020 and 2021 to reduce future interest and principal payments. As of March 31, 2020, $31 million of the repurchases were completed and the remaining $20 million was settled in early April. The 2020 maturities have now been reduced to $65 million and the 2021 maturities have been reduced to $178 million.

On March 2, 2020, the Company sold its Logistics Courier business within the Business Services segment for net proceeds of $9.7 million. The disposition of this business resulted in a loss of $8.3 million during the three months ended March 31, 2020, which was recorded under other operating expense (income) in the Condensed Consolidated Statements of Operations.

Update on response to COVID-19 pandemic

The Company previously announced its actions in response to the COVID-19 pandemic on April 6, 2020. Since that time, the Company continues to execute against its business continuity plans while meeting the needs of its 50,000 global clients. Its printing and distribution operations continue to be classified as essential and remain open with the exception of certain small facilities in the Caribbean.

Protecting the health of RRD employees continues to be a top focus for the Company. The Company continues to monitor recommendations and adhere to best practices published by the World Health Organization and the Centers for Disease Control. In addition to the actions previously announced, the

Company has further implemented procedures to screen employees as they enter the workplace. In addition, employees are being supplied with a combination of disposable masks, cloth masks, and face shields, some of which are being manufactured at RRD facilities.

The Company continues to aggressively accelerate both permanent and temporary cost reduction actions to lessen the impact from lower sales volume as a result of the COVID-19 pandemic. Recent actions include implementing an employee furlough program with RRD paid medical benefits, temporarily closing production facilities most heavily impacted by client volume decreases while shifting production to other facilities in order to lower costs while continuing to meet client requirements, suspending all 2020 employee merit increases, implementing a hiring freeze, restricting domestic and international travel, delaying capital projects and reducing consulting and other discretionary spend. Also, the Board of Directors suspended the quarterly dividend effective April 6, 2020.

In addition, the Company is also receiving pandemic-related orders in many parts of its business, including special notification letters, government mailings, product packaging, labels, signage, mail-in ballots, test kit assembly, emergency kits, digital creative and COVID-19 specific consumer research and analytics.

The extent to which the pandemic will ultimately impact the Company’s business, results of operations, financial position and cash flows cannot be fully predicted or estimated at this time and will depend on future developments which are highly uncertain, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among other future developments. In the nearer term, the Company expects second quarter sales to be $300 to $375 million lower than the prior year which includes an approximate $94 million reduction due to recent business dispositions.

In March of 2020, the Company increased its borrowings under the revolving credit facility as a proactive measure to preserve financial flexibility. As of March 31, the Company had $643.6 million of total liquidity consisting of cash on hand and availability under the revolving credit facility which the Company currently believes is sufficient to repay its 2020 and 2021 maturities. As of April 24th, total liquidity was approximately $550 million after several scheduled interest payments and the remaining debt repurchase in early April were funded, in addition to normal working capital needs. Currently, the Company is not subject to maintenance financial covenants in its debt agreements.

Conference call

RRD will host a conference call to discuss its first quarter results on Wednesday, April 29, 2020 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may register and listen to the call by webcast link, available on the Events & Presentations page of the Investors Relations website. Alternatively, participants may join by dialing as follows: Domestic toll-free #833-520-0065; International toll #825-312-2295 (Conference ID 8767099). For those unable to listen live, an audio replay of the call will be available until July 31, 2020 under the Past Events section of the Investors Relations website.

A slide presentation will be available on the Investors section of the RRD web site at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2019, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31,
	2020	2019
Total net sales	$1,409.5	$1,521.9

Total cost of sales (1)	1,135.7	1,243.6

Total gross profit (1)	273.8	278.3
Selling, general and administrative expenses (SG&A) (1)	179.1	199.6
Restructuring, impairment and other charges-net	31.9	17.1
Depreciation and amortization	40.8	42.7
Other operating expense (income)	13.2	(4.4)
Income from operations	8.8	23.3
Interest expense - net	33.9	40.1
Investment and other income - net	(3.8)	(4.5)
Gain on debt extinguishment	(0.2)	—
Loss before income taxes	(21.1)	(12.3)
Income tax benefit	(8.2)	(3.8)
Net loss	(12.9)	(8.5)
Less: Income attributable to noncontrolling interests	0.1	0.3
Net loss attributable to RRD common stockholders	$(13.0)	$(8.8)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(0.18)	$(0.12)
Diluted net loss per share	$(0.18)	$(0.12)

Weighted average common shares outstanding:
Basic	71.6	70.8
Diluted	71.6	70.8

Additional information:
Gross margin (1)	19.4%	18.3%
SG&A as a % of total net sales (1)	12.7%	13.1%
Operating margin	0.6%	1.5%
Effective tax rate	38.9%	30.9%

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of March 31, 2020 and December 31, 2019
(UNAUDITED)
(in millions, except per share data)

	3/31/2020	12/31/2019
Assets

Cash and cash equivalents	$450.7	$190.8
Receivables, less allowances for doubtful accounts	1,063.2	1,161.6
Inventories	300.7	301.8
Prepaid expenses and other current assets	105.1	98.6
Total Current Assets	1,919.7	1,752.8
Property, plant and equipment - net	475.8	500.0
Goodwill	432.5	457.8
Other intangible assets - net	93.3	99.7
Deferred income taxes	62.1	57.8
Operating lease assets	211.0	205.5
Other noncurrent assets	243.1	256.5
Total Assets	$3,437.5	$3,330.1

Liabilities

Accounts payable	690.5	852.2
Accrued liabilities and other	302.2	334.2
Short-term operating lease liabilities	65.8	68.7
Short-term and current portion of long-term debt	208.1	71.2
Total Current Liabilities	1,266.6	1,326.3
Long-term debt	1,960.3	1,747.2
Pension liabilities	106.5	113.6
Other postretirement benefits plan liabilities	58.5	61.7
Long-term income tax liability	75.8	75.8
Long-term operating lease liabilities	150.0	141.0
Other noncurrent liabilities	236.4	234.8
Total Liabilities	$3,854.1	$3,700.4

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2020 and 2019	0.9	0.9

Additional paid-in capital	3,267.1	3,348.0
Accumulated deficit	(2,352.2)	(2,336.8)
Accumulated other comprehensive loss	(207.2)	(176.2)
Treasury stock, at cost, 17.7 shares in 2020 (2019 - 18.1 shares)	(1,137.8)	(1,219.6)
Total RRD stockholders' equity	(429.2)	(383.7)
Noncontrolling interests	12.6	13.4
Total Equity	$(416.6)	$(370.3)
Total Liabilities and Equity	$3,437.5	$3,330.1

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2020 and 2019
(UNAUDITED)
(in millions)

	2020	2019

Net loss	$(12.9)	$(8.5)
Adjustment to reconcile net loss to net cash provided by operating activities	69.7	48.9
Changes in operating assets and liabilities	(132.4)	(168.4)
Pension and other postretirement benefits plan contributions	(4.0)	(2.0)
Net cash used in operating activities	$(79.6)	$(130.0)

Capital expenditures	(17.7)	(37.4)
All other cash provided by investing activities	17.4	(0.7)
Net cash used in investing activities	$(0.3)	$(38.1)

Net cash provided by financing activities	$345.9	$74.8

Effect of exchange rate on cash, cash equivalents and restricted cash	(6.0)	2.5

Net increase (decrease) in cash, cash equivalents and restricted cash	$260.0	$(90.8)

Cash, cash equivalents and restricted cash at beginning of year	223.8	403.6

Cash, cash equivalents and restricted cash at end of period	$483.8	$312.8

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended March 31, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31, 2020					For the Three Months Ended March 31, 2019
	SG&A (1)	Income from operations	Income tax (benefit) expense	Net (loss) income attributable to common stockholders	Net (loss) income attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share
GAAP basis measures	$179.1	$8.8	$(8.2)	$(13.0)	$(0.18)	$199.6	$23.3	$(3.8)	$(8.8)	$(0.12)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	31.9	7.7	24.2	0.34	—	17.1	8.0	9.1	0.13
Loss (gain) on disposal of businesses (3)	—	8.3	1.1	7.2	0.10		(4.6)	0.5	(5.1)	(0.07)
All other (4)	(1.2)	6.1	0.7	5.2	0.07	(0.3)	0.6	0.1	0.5	—
Total Non-GAAP adjustments	(1.2)	46.3	9.5	36.6	0.51	(0.3)	13.1	8.6	4.5	0.06
Non-GAAP measures	$177.9	$55.1	$1.3	$23.6	$0.33	$199.3	$36.4	$4.8	$(4.3)	$(0.06)

Additional non-GAAP information:				2020	2019
Gross margin (1)				19.4%	18.3%
Adjusted SG&A as a % of total net sales (1)				12.6%	13.1%
Adjusted operating margin				3.9%	2.4%
Adjusted effective tax rate				5.2%	600.0%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the first quarter of 2020 included $20.6 million to recognize the impairment of goodwill, somewhat offset by net gains of $1.7 million on the sale of restructured facilities, $4.2 million for other restructuring charges; $8.1 million for employee termination costs and $0.7 million for multi-employer pension plan withdrawal obligations. Charges incurred in the first quarter of 2019 included pre-tax charges of $8.2 million for lease termination and other restructuring charges; $8.1 million for employee termination costs; and $0.8 million for impairment and other charges, including MEPP withdrawal obligations.

(3)

Loss (gain) on disposal of an operating entity: relates to the sale of the Logistics Courier business on March 2, 2020 and the bankruptcy liquidation of RR Donnelley Editora e Grafica Ltda., a subsidiary of RRD, on March 31, 2019.

(4)	All other: primarily included expenses related to the ongoing SEC and DOJ investigations and the ongoing bankruptcy liquidation of RRD Brazil.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Loss from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended March 31, 2020 and 2019
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended March 31, 2020
Net sales	$1,085.7	$323.8	$—	$1,409.5
Income (loss) from operations	19.6	24.9	(35.7)	8.8
Operating margin %	1.8%	7.7%	nm	0.6%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	26.4	0.5	5.0	31.9
Loss on disposal of business	0.6	—	7.7	8.3
Other	0.2	—	5.9	6.1
Total Non-GAAP adjustments	27.2	0.5	18.6	46.3

Non-GAAP income (loss) from operations	$46.8	$25.4	$(17.1)	$55.1
Non-GAAP operating margin %	4.3%	7.8%	nm	3.9%

Depreciation and amortization	26.0	14.2	0.6	40.8
Investment and other income-net (1)	0.9	—	2.9	3.8
Non-GAAP Adjusted EBITDA	$73.7	$39.6	$(13.6)	$99.7
Non-GAAP Adjusted EBITDA margin %	6.8%	12.2%	nm	7.1%

For the Three Months Ended March 31, 2019
Net sales	$1,236.3	$285.6	$-	$1,521.9
Income (loss) from operations	28.6	8.5	(13.8)	23.3
Operating margin %	2.3%	3.0%	nm	1.5%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	13.2	0.2	3.7	17.1
Gain on disposal of an operating entity	—	—	(4.6)	(4.6)
Other	—	—	0.6	0.6
Total Non-GAAP adjustments	13.2	0.2	(0.3)	13.1

Non-GAAP income (loss) from operations	$41.8	$8.7	$(14.1)	$36.4
Non-GAAP operating margin %	3.4%	3.0%	nm	2.4%

Depreciation and amortization	29.3	12.1	1.3	42.7
Investment and other income-net (1)	1.2	—	3.3	4.5
Non-GAAP Adjusted EBITDA	$72.3	$20.8	$(9.5)	$83.6
Non-GAAP Adjusted EBITDA margin %	5.8%	7.3%	nm	5.5%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended March 31, 2020
(UNAUDITED)

	For the Three Months Ended March 31, 2020
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(12.2%)	13.4%	(7.4%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.6%)	---%	(0.4%)
Year-over-year impact of dispositions (1)	(6.7%)	---%	(5.7%)

Net organic sales change	(4.9%)	13.4%	(1.3%)

(1)

Adjusted for net sales of RRD Brazil, disposed in the first quarter of 2019; the R&D business, disposed of in the second quarter of 2019, the GDS business, disposed of in the fourth quarter of 2019, and the Logistics Courier business and RRD Chile, both disposed of in the first quarter of 2020.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three Months Ended March 31, 2020 and 2019
(UNAUDITED)
(in millions)

	For the Three Months Ended March 31,
	2020	2019
GAAP net loss attributable to RRD common stockholders	$(13.0)	$(8.8)

Adjustments
Income attributable to noncontrolling interests	0.1	0.3
Income tax benefit	(8.2)	(3.8)
Interest expense - net	33.9	40.1
Depreciation and amortization	40.8	42.7
Restructuring, impairment and other charges-net	31.9	17.1
Loss on disposal of business	8.3	—
Gain on bankruptcy of subsidiary	—	(4.6)
Gain on debt extinguishment	(0.2)	—
Other	6.1	0.6
Total Non-GAAP adjustments	112.7	92.4
Non-GAAP adjusted EBITDA	$99.7	$83.6

Net sales	$1,409.5	$1,521.9
Non-GAAP adjusted EBITDA margin %	7.1%	5.5%